First Financial Bancorp

                             P R E S S R E L E A S E

For Immediate Release                                             April 25, 2000

Contact Person:
Leon Zimmerman
President and CEO

         First Financial Bancorp Reports First Quarter 2000 Earnings and
              Declares Twenty-first Consecutive Quarterly Dividend

     Based upon the earnings for the first quarter of 2000, First Financial Bancorp's Board of Directors declared a 5% stock dividend payable May 23, 2000 to shareholders of record on May 9, 2000.

     Earnings for the quarter ended March 31, 2000, were $346,000, or $.23 per diluted share. Annualized return on average assets and equity were .79% and 9.5%, respectively. The net income for the quarter ended March 31, 2000 represents an increase of 27% over the prior year quarter's net income of $273,000. Earnings benefited from increases in loan and deposit volumes as well as improvement in noniterest income.

     Total assets at March 31, 2000, were $176 million, and were unchanged from December 31, 1999. First Financial Bancorp was formed in 1982 and now provides a number of financial services to the California communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom through its wholly owned subsidiary, Bank of Lodi, and Bank of Lodi's affiliation with Investment Centers of America.